Exhibit 10.1

STATEMENT OF UNDERSTANDING
(COIL TUBING CLEANER)

Coil Tubing Technology, Inc. (CTT) is a manufacturer and provider of coiled tubing tools and equipment to the oilfield well service industry and oil companies.

Hammelmann Corporation (Hammelmann) is a leader in the industry of industrial nozzles and high-pressure pump systems.

Hammelmann manufactures a “Coil Tubing Cleaner” for surface cleaning of coil tubing.

CTT is the developer of a method that is provided in conjunction with the Hammelmann Cleaner that filters and containerizes waste.

Hammelmann Corporation agrees to provide CTT the Coil Tubing Cleaner and CTT agrees to market, field test and report performance to Hammelmann. The financial agreement for revenues is that, of 50/50 split between CTT and Hammelmann.

CTT will pay Hammelmann all customary repair charges of the cleaner provided to CTT within five (5) days of return of the cleaner to Hammelmann. (This allows CTT to invoice the customary charges to the customers).

This agreement will remain in effect until agreement is terminated with sixty (60) day written notice from either party.

CTT will provide a monthly royalty report (Exhibit “A” attached) by the 15th of every month following closing of billing of prior month to Hammelmann Corporation, Dayton, Ohio.

This agreement is in effect 01/01/07 and will continue until termination is notified in written communication:

IF TO:	Hammelman Corporation
600 Progress Road
Dayton, Ohio 45449

IF TO:	Coil Tubing Technology, Inc.
19511 Wied Rd., Ste. E
Spring, Texas 77388

Hammelmann Corporation	Coil Tubing Technology, Inc.
Mike Goecke	Jerry Swinford
/s/ Mike Goecke